News Release

Contacts:
Investors Steve Shriner (404) 827-6714	Media Barry Koling (404) 230-5268

For Immediate Release
December 12, 2008

SunTrust CEO Wells Announces “Next Steps in Management Evolution"

Changes Include New President and Expanded Role for CFO
as Part of “Long-Term Focus"

ATLANTA – SunTrust Banks, Inc. (NYSE: STI) Chairman and Chief Executive Officer James M. Wells III announced today a series of steps that he said represent “the latest steps in the ongoing and orderly evolution of our executive management configuration consistent with the Company’s long-term strategic focus.”

Highlights of the moves, which are effective immediately, include:

William H. Rogers, Jr., 51, currently Corporate Executive Vice President in charge of SunTrust’s wholesale, mortgage, and wealth & investment management businesses, has been named President of SunTrust Banks, Inc. Mr. Wells, 62, previously held that title.  In his new role, Mr. Rogers will have responsibility for SunTrust’s geographic banking organization; the retail, commercial, mortgage, and wealth & investment management businesses; and corporate marketing.

Mark A. Chancy, 44, SunTrust Chief Financial Officer, will in addition to his current duties, assume expanded accountability for the corporate & investment banking business, and also the Company’s Chief Administrative Officer organization which continues under the direction of David F. Dierker.

William R. Reed, Jr., 62, SunTrust Vice Chairman, currently in charge of SunTrust’s geographic banking organization, will assume new responsibilities in connection with transition matters related to the new organizational structure.

Messrs. Rogers, Chancy and Reed will continue to report to Mr. Wells, along with Thomas E. Freeman, Chief Risk Officer; Raymond D. Fortin, General Counsel; Timothy E. Sullivan, Chief Information Officer; and Mimi Breeden, Human Resources Director.

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“Although we clearly are making today’s announcement during a challenging time for our industry and thus for our institution, it is important to note that these changes reflect longer-term considerations, notably the priority we place on good governance and responsible corporate stewardship,” said Mr. Wells. “We believe these organizational adjustments are appropriate to ensure our leadership team remains focused on both near-term performance as well as long-term opportunities for our shareholders, clients, and employees.”

In connection with the changes indicated above, Mr. Wells also announced that C.T. Hill, currently head of SunTrust’s Mid-Atlantic Banking Group, will assume additional responsibility for the Retail Line of Business, and Thomas G. Kuntz, Florida Banking Group Head, will assume additional responsibility for the Commercial Line of Business. E. Jenner Wood, Central Banking Group Head, will assume additional responsibility for efficiency and productivity initiatives within the geographic banking organization. Messrs. Hill, Kuntz and Wood will report to Mr. Rogers.

SunTrust Banks, Inc., headquartered in Atlanta, is one of the nation’s largest banking organizations, serving a broad range of consumer, commercial, corporate and institutional clients. As of September 30, 2008, SunTrust had total assets of $174.8 billion and total deposits of $115.9 billion. The Company operates an extensive branch and ATM network throughout the high- growth Southeast and Mid-Atlantic states and a full array of technology-based, 24-hour delivery channels. The Company also serves customers in selected markets nationally. Its primary businesses include deposit, credit, trust and investment services. Through various subsidiaries the Company provides mortgage banking, insurance, brokerage, equipment leasing and capital markets services. SunTrust’s Internet address is suntrust.com

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